Exhibit 10.33

AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT

December 13, 2005

Ronald L. Sargent

c/o Staples, Inc.

500 Staples Drive

Framingham, MA 01702

Dear Mr. Sargent:

You are employed by Staples, Inc. and/or one of its subsidiaries (“Staples”) and entered into a Severance Benefits Agreement with Staples on April 5, 2002 (the “Prior Agreement”).  This letter agreement (this “Agreement”) amends and restates the Prior Agreement in its entirety.  Staples agrees to provide you with the severance benefits set forth in this Agreement if your employment is terminated under the circumstances described below:

1.                                       Term Of Agreement.  The term of this Agreement shall begin on the date it is signed and shall continue in full force and effect until such time as you or Staples has delivered to the other 90-days advance written notice of your or its election to terminate this Agreement. This Agreement is not a contract to employ you for a definite time period, it being acknowledged that your employment is “at will” and that either you or Staples may terminate the employment relationship at any time.

2.                                       Notice Of Termination And Other Matters.  Any termination of your employment, whether by you or Staples, will be communicated by written notice (“Notice of Termination”) to the other party. The Notice of Termination will specify the provisions of this Agreement, if any, upon which termination is based and its effective date, which in no case will be more than 180 days after the Notice of Termination. All notices and communications provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed to the Chairman of the Compensation Committee of the Board of Directors of Staples, 500 Staples Drive, Framingham, MA 01702, and to you at the address shown above or to such other address as either Staples or you may have furnished to the other in writing.

3.                                       Compensation Upon Termination.  Staples will provide you with the severance benefits listed below in the event of a Qualified Termination. A “Qualified Termination” means your employment is terminated for any reason other than because (i) you die or become Disabled, (ii) Staples terminates you for “Cause,” or (iii) you resign without “Good Reason.”

(a)                                  Staples will pay you 24 months severance pay, in equal monthly installments. Your monthly severance payments will equal the sum of (i) your monthly base salary rate in effect immediately prior to the Qualified Termination (or any higher rate in effect within the 90 days prior to the Notice of Termination) plus (ii) one-twelfth of an amount equal to the average annual bonus paid to (or accrued for) you by Staples during the three full fiscal years preceding such Qualified Termination. Annual salary rates will be prorated where applicable and annual bonus averages will be computed on years available if less than three years. Any partial year bonus you have earned will be annualized. Staples will reduce the amount of any monthly payments set forth above by 50% of any cash compensation earned by or accrued for you as a result of services you render for a third party during the month immediately preceding the date of such payment unless the Qualified Termination occurs within 24 months after a Change of Control.

(b)                                 Staples will provide you with 24 months of life, dental, accident and group health insurance benefits substantially similar to those available to similarly situated officers (but not disability insurance); provided, however, that Staples will not provide any such benefit for any portion of this period that you receive an equivalent benefit from another party.

(c)                                  The vesting schedule of any outstanding options to purchase shares of Staples’ Common Stock and/or Staples Performance Accelerated Restricted Stock will not be accelerated in the event of a Qualified Termination, unless specifically provided to the contrary in the respective option agreements, except that in the event Staples terminates your employment without Cause, all outstanding options to purchase shares of Staples’ Common Stock granted to you will become exercisable in full upon such termination and any vesting restrictions applicable to outstanding restricted stock awards issued to you will lapse upon such termination.

(d)                                 Staples will provide you with 12 additional months of the benefits set forth in paragraphs (a) and (b) above if such Qualified Termination is within two years after a Change in Control.

(e)                                  Gross-Up Payment.

(i)                                     Section280G.  In the event that you become entitled to payments and/or benefits provided by this Agreement as a result of a Change in Control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Staples shall pay to you at the time specified in paragraph (iv) below an additional amount (the “Section 280G Gross-up Payment” or a “Gross-up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Section 280G Gross-up Payment provided, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.   For purposes of determining whether any of the Company Payments and Section 280G Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that Staples determines, after consultation with its tax advisors to the extent it deems necessary, that such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Staples in accordance with the principles of Section 280G of the Code and the Treasury Regulations thereunder.

(ii)                                  Section 409A.  In the event that, notwithstanding the provisions of Section 3(f) below, any payments and/or benefits provided by this Agreement constitute nonqualified deferred compensation under Section 409A of the Code (collectively, the “Deferred Payments”) and you become subject to the tax and interest imposed under Section 409A (the “409A Liability”), Staples shall pay to you at the time specified in paragraph (iv) below, an additional amount (the “Section 409A Gross-Up Payment” or “Gross-Up Payment”) such that net amount retained by you after deduction of any 409A Liability and any U.S. federal, state and local income or payroll tax upon the Section 409A Gross-Up Payment, but before deduction for any U.S. federal, state and local income or payment tax on the Deferred Payments, shall be equal to the Deferred Payments.

(iii)                               Adjustment of Gross-Up Payment.  For purposes of determining the amount of any Gross-up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality in which you reside for the calendar year in which the Company Payments or Deferred Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax or the 409A Liability is subsequently determined by Staples to be less than the amount taken into account hereunder at the time a Gross-up Payment is made, you shall repay to Staples, at the time that the amount of such reduction in Excise Tax or the 409A Liability is determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of a Gross-up Payment attributable to the Excise Tax or the 409A Liability and U.S. federal, state and local income tax imposed on the portion of a Gross-up Payment being repaid by you if such repayment results in a reduction in the Excise Tax or the 409A Liability or a U.S. federal, state and local income tax deduction). Notwithstanding the foregoing, in the event any portion of a Gross-up Payment to be refunded to Staples has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to you, and such repayment shall include all interest received or credited to you by such tax authority for the period it held such portion.  Staples shall determine the course of action to be pursued (and the method of allocating the expense thereof) if your claim for refund or credit is denied.

In the event that the Excise Tax or 409A Liability is later determined by Staples or the Internal Revenue Service to exceed the amount taken into account hereunder at the time a Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of a Gross-up Payment), Staples shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(iv)                              Payment Date.  Any Gross-up Payment or portion thereof provided for in this Section 3(e) shall be paid not later than the thirtieth (30th) day preceding the due date for your tax return (the “Return Due Date”) on which you are required to report the Excise Tax or the 409A Liability, as the case may be; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, Staples shall pay to you on such day an estimate, as determined in good faith by Staples, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to this Section 3(e) as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the Return Due Date.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, you shall pay to Staples the amount that is equal to such excess amount no later than the fifth (5th) day after you receive (A) notice of such determination or (B) Staples’ request for payment, whichever occurs first.

(v)                                 IRS Controversy.  You shall notify Staples in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Staples of a Gross-up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise Staples of the nature of such claim and the date on which such claim is requested to be paid.  You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to Staples (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If Staples notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

A)                                  give Staples any information reasonably requested by Staples relating to such claim;

B)                                    take such action in connection with contesting such claim as Staples shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Staples and reasonably satisfactory to you;

C)                                    cooperate with Staples in good faith in order to effectively contest such claim; and

D)                                   permit Staples to control any proceedings relating to such claim as provided below; provided, however, that Staples shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or other tax (including interest and penalties with respect thereto) imposed with respect to the payment of such costs and expenses.

Staples shall control all proceedings taken in connection with such claim and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Staples shall determine; provided, however, that if Staples directs you to pay such claim and sue for a refund, Staples shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or other tax (including interest or penalties with respect thereto) imposed with respect to any advance made by Staples to you or with respect to any imputed income with respect to any such advance; and provided, further, that if you are required to extend the statute of limitations to enable Staples to contest such claim, you may limit this extension solely to such claim.  Staples’ control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  In addition, no position may be taken nor any final resolution be agreed to by Staples without your consent if such position or resolution could reasonably be expected to adversely affect you (including any other tax position unrelated to the matters covered hereby).

In the event that you receive a refund of the Excise Tax previously paid, you shall repay to Staples, within five (5) business days following the receipt of such refund of the Excise Tax previously paid, the amount of such refund plus any interest received by you from the Internal Revenue Service on the refund, and an amount equal to the reduction in your U.S. federal, state and local income tax assuming that the repayment is deductible, using the assumptions set forth in Section 3(e)(ii).  If, after you receive an amount advanced by Staples in connection with an Excise Tax claim, a determination is made that you shall not be entitled to any refund with respect to such claim and Staples does not notify you in writing of its intent to contest the denial of such refund prior to the expiration of thirty (30) days after such determination, such advance shall be forgiven and shall not be required to be repaid.

(vi)                              Copies of Communications.  Staples and you shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax, the 409A Liability and other taxes covered by this Section 3.

(f)                                    You and Staples intend that this Agreement and any deferral of compensation pursuant to its terms comply with the requirements of Section 409A of the Code so that any payments hereunder are not subject to the taxes and interest imposed by such section.  Accordingly, you and Staples agree that:

(i)                                     notwithstanding anything to the contrary in this Agreement, to the extent that you would otherwise be entitled under this Agreement to any payment (including any payment under Section 3(h) below) during the six months beginning on the date of your Qualified Termination that constitutes nonqualified deferred compensation under Section 409A of the Code, such payment will be paid to you within ten (10) business days following the earlier of your death or the date that is six months after the date of your Qualified Termination; and

(ii)                                  notwithstanding anything to the contrary in this Agreement, to the extent that you would otherwise be entitled under this Agreement to any benefit (other than a payment) during the six months beginning on the date of your Qualified Termination that constitutes nonqualified deferred compensation under Section 409A of the Code, (i) such benefit will be delayed until the date that is six months after the date of your Qualified Termination and the applicable period for such benefit will be reduced by six months (ii) Staples will pay to you within ten (10) business days following the date that is six months after the date of your Qualified Termination a lump sum cash payment equal to the lowest cost that you would incur on an after-tax basis to obtain such benefit for yourself (including family or dependent coverage, if applicable) on an individual basis during such six month period.

(g)                                 You and Staples further agree to make such revisions to this Agreement as may be required to conform the provisions of this Agreement to the requirements of Section 409A and any regulations or other Internal Revenue Service guidance issued thereunder.

(h)                                 If Staples determines that during any portion of the applicable period following your Qualified Termination you are precluded from participating in a plan providing any benefit that you would otherwise be entitled under this Agreement, Staples will pay to you within thirty (30) days following such determination a lump sum cash payment equal to the lowest cost that you would incur on an after-tax basis to obtain such benefit for yourself (including family or dependent coverage, if applicable) on an individual basis for such portion of the applicable period; provided, however, that Staples will not pay you the amount of any damages, costs or expenses resulting from the absence of such benefit other than the cost of maintaining such benefit.

(i)                                     You will not be entitled to any of the compensation or benefits set forth in this Section 3 if Staples determines, within 60 days after your termination, that your conduct prior to your termination would have warranted a discharge for “Cause,” or if, after your termination, you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Staples.

(j)                                     The provisions of this Agreement shall be effective for Qualified Terminations occurring after the date of this Agreement, provided, however, that this Agreement shall be effective for a Qualified Termination as a result of a resignation only if (x) such Qualified Termination occurs after the earlier of (i) the date that is at least 12 months after the date of this Agreement or (ii) the first date upon which this Agreement may be effective with respect to such a Qualified Termination without causing severance payments or benefits hereunder to constitute Deferred Payments subject to a 409A Liability, and (y) you remain continually employed by Staples prior to such date.

4.                                       Definitions.  For the purposes of this Agreement, the terms listed below are defined as follows:

(a)                                  Change In Control.  A “Change in Control” will be deemed to have occurred only if any of the following events occur:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities;

(ii)                                  individuals who constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)                               the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 50% of the combined voting power of Staples’ then outstanding securities; or

(iv)                              the stockholders of Staples approve a plan of complete liquidation of Staples or an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets.

(b)                                 Disabled.  You are “disabled” for the purposes of this Agreement, if you have been absent from the full-time performance of your duties with Staples for six (6) consecutive months because of incapacity due to physical or mental illness, and, within thirty (30) days after being sent a written Notice of Termination, you fail to resume performance of your essential job duties, with or without reasonable accommodation.

(c)                                  Cause.  A termination for “Cause” by Staples will occur whenever:

(i)                                     you willfully fail to substantially perform your duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given you a written demand for substantial performance, which specifically identifies the areas in which your performance is substandard, and you have not cured such failure within 30 days after delivery of the demand. No act or failure to act on your part will be deemed “willful” unless you acted or failed to act without a good faith or reasonable belief that your conduct was in Staples’ best interest.

(ii)                                  you breach any of the terms of the Proprietary and Confidential Information Agreement or Non-Competition Agreement (or other similar agreement) between you and Staples, or

(iii)                               you violate the Code of Ethics or attempt to secure any improper personal profit in connection with the business of Staples, or

(iv)                              you fail to devote your full working time to the affairs of Staples except as may be authorized in writing by the Board of Directors of Staples, or

(v)                                 you engage in business other than the business of Staples except as may be authorized in writing by the Board of Directors of Staples, or

(vi)                              you engage in misconduct which is demonstrably and materially injurious to Staples;

provided that in each case Staples has given you written notice of its intent to terminate your employment under this Section 5(c) and an opportunity to present, in person, to the Board of Directors of Staples, any objections you may have to such termination.

(d)                                 Good Reason.  A termination by you for “Good Reason” will occur whenever any of the following circumstances have taken place, without your written consent within 90 days prior to your Notice of Termination:

(i)                                     your position, duties, responsibilities, power, title or office was significantly diminished (a change in your reporting relationship, standing alone, shall not be deemed significant);

(ii)                                  your annual base salary was reduced;

(iii)                               you were not allowed to participate in a cash bonus program in a manner substantially consistent with past practice in light of Staples’ financial performance and attainment of your specified goals, your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) was substantially reduced, both in terms of the amount of benefits provided and the level of participation relative to other participants; unless such circumstances are fully corrected prior to the Date of Termination specified in your Notice of Termination;

(iv)                              you were not provided with paid vacation or other benefits substantially similar to those enjoyed by you under any of Staples’ life insurance, medical, health and accident, or disability plans in which you were participating, or Staples took any action which would directly or indirectly materially reduce any of such benefits or the number of your paid vacation days; unless such circumstances are fully corrected prior to the Date of Termination specified in your Notice of Termination;

(v)                                 in the event of a Change in Control, Staples or any person in control of Staples requires you to perform your principal duties in a new location outside a radius of 50 miles from your business location at the time of the Change in Control; or

(vi)                              Staples fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5.

Notwithstanding the foregoing, any general reduction of salary or reduction (or elimination) of other compensation, bonus and/or benefits for its officers which are substantially comparable for all such officers (but not occurring within 24 months after a Change of Control) will not be considered “Good Reason.”

5.                                       Successors; Binding Agreement.  Staples will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that Staples would be required to perform it if no such succession had taken place. Any failure to obtain an assumption of this Agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle you to compensation in the same amount and on the same terms as you would be entitled hereunder. As used in this Agreement, “Staples” means Staples as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

6.                                       Arbitration.  The parties agree that any legal disputes (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between you and Staples, and that arise out of, or are related in any way to, your employment with or termination of employment from Staples or the termination of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Staples from initiating an arbitration over a matter covered by this Agreement.

Each party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Framingham, Massachusetts. Each party will bear its own costs and attorney’s fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney’s fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any relief or recovery to which you are entitled from any claims arising out of your employment, termination, or any claim of unlawful discrimination will be limited to that awarded by the arbitrator.

7.                                       Waiver Of Jury Trial.  If any claim arising out of your employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

8.                                       Miscellaneous.

(a)                                  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)                                 The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

(c)                                  No waiver by you or Staples at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.

(d)                                 You must execute a legally enforceable separation agreement and general release in a form acceptable to Staples prior to the receipt of any payments or benefits set forth above. Any payments made to you will be paid net of any applicable withholding required under federal, state or local law.

(e)                                  This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements, including without limitation the Prior Agreement, are hereby merged into this Agreement.

(continued on next page)

If this Agreement sets forth our agreement, kindly sign and return to Staples the enclosed copy of this Agreement.

Sincerely,

STAPLES, INC.

By:

/s/ Richard J. Currie
Chairman of the Compensation
Committee of the Board of Directors

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agreed to this 13th day of December, 2005

/s/ Ronald L. Sargent
Ronald L. Sargent